Exhibit 16

January 19, 2007

United States Securities & Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Serefex Corporation statements in Form 8-K dated January 19, 2007

Dear Ladies and Gentlemen:

We are the former independent auditors for Serefex Corporation (the “Company”). We have read the Company’s current report on Form 8-K/A dated January 19, 2007 and have no disagreement with the information disclosed in reference to our firm. We have no basis to agree or disagree with the other statements of the Company contained therein.

Yours very truly,

Bongiovanni & Associates

By: /s/ BONGIOVANNI & ASSOCIATES
                                                                  BONGIOVANNI & ASSOCIATES